LICENSE AND MARKETING AGREEMENT

THIS LICENSE AND MARKETING AGREEMENT ("Agreement”) is entered into as of October  9, 2009 (the "Effective Date") between OmniReliant Holdings, Inc. (“Licensor”) and Zurvita Holdings, Inc (“Licensee”).

WHEREAS, Licensor owns the exclusive rights to the LocalAdLink Software, along with rights to the name, trademark and source codes (the "Product");

WHEREAS, Licensee was founded to be a marketer and seller of certain products through the use of independent sales representatives

WHEREAS, Licensor and Licensee now desire to enter into this Agreement, whereby Licensor will grant to Licensee rights and licenses in and to the Product;

WHEREAS, furthermore Licensor will grant Licensee the right to market and sell the Product through the use of its independent sales representatives

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the receipt, adequacy and legal sufficiency of which Licensor and Licensee hereby acknowledge, the parties hereby agree as follows:

1. LICENSE AND MARKETING GRANT.

1.1.
LICENSE GRANT. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the perpetual right and license, under all intellectual property rights applicable to the Product, to access, use, execute, display, market, and sell the Product to the Customer (the “License”).  In consideration for this perpetual License, Licensee will pay to the Licensor, royalty payments of $2.00 per customer/user for a period of twenty four (24) months, commencing ninety (90) days from the date Licensee runs its first ad of the Product.  Notwithstanding the foregoing, the Licensee shall not pay commissions to Licensor in excess of an aggregate of Two Million Dollars ($2,000,000) during the first two (2) years of this Agreement

1.2
MARKETING GRANT.  Licensee will market and sell the product through its independent sales representatives (the “Marketing Grant”).  As further consideration for the Marketing Grant, the Licensee shall issue and deliver to the Licensor, on the date hereof, a promissory note in the principal amount of Two Million Dollars ($2,000,000), payable three (3) years from the date of issuance.

1.3
RESTRICTIONS. Except as expressly permitted under this Agreement, Licensee shall not, without the prior consent of Licensor, (a) use the Product to violate any law or regulation, or facilitate the violation of any law or regulation, (b) modify, decompile, disassemble or reverse engineer the Product, (c) sublicense the Product to any third party; (d) sell the Product to any third party or (e) make any representations, warranties or commitments that are, or purport to be, binding on the Licensor.

1.4
OWNERSHIP. Licensor shall retain all right, title and interest (including copyright and other proprietary or intellectual property rights as well as URL rights) in and to the Product and any and all derivative works, modifications or enhancements thereto.  Without in any manner limiting the foregoing, Licensor shall retain all right, title and interest in and to the source code, development code/programming language, functions and features developed by Licensor that are now, or may in the future, be, integrated into the Product or may, in the future, be used to enhance the Product subsequent to the Effective Date or improve the management of processes associated with the Product..

1.5
LIMITATION ON LICENSOR. Licensor acknowledges and agrees that the rights and license granted pursuant to Section 1.1 constitutes the only licenses with respect to the Product to be granted by Licensor, except as expressly permitted herein.

1.6 ENHANCEMENTS, MODIFICATIONS AND CUSTOM DEVELOPMENT. From time to time, subsequent to the Effective Date, Licensor may in its discretion, make enhancements or modifications to or perform custom development of the Product, and Licensor shall make such enhancements, modifications and changes and undertake such development at its expense  Such enhancements, modifications, changes and developments shall remain the property of the Licensor.

1.7.
CUSTOMER LISTS. Notwithstanding anything to the contrary herein, all rights to any lists of customers of any kind developed as a result of any of Licensee's direct or indirect sales or marketing efforts, including customer support names and information and such lists maintained by Licensor, shall be and remain forever the property of Licensee and not Licensor and shall not be used by Licensor for any purpose without the prior consent of Licensee.  This Section 1.7 shall survive termination of this Agreement for any reason.

2	REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.2	Licensor hereby represents, warrants and covenants to Licensee that:

(a)
Licensor is an entity duly organized, validly existing and in good standing under the laws of the State of Nevada and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as each is now being conducted.  The Licensor is duly qualified to do business and is in good standing in all jurisdictions in which the conduct of its business makes such qualification necessary.

(b)
Licensor is the lawful owner, free of all debts, encumbrances and claims, of each of the assets, properties and rights licensed to Licensee hereunder, that it has the lawful right to license, sell and transfer the same, and that the same are not subject to any lien or encumbrance.

(c)	Licensor is duly authorized to execute and deliver this Agreement, to comply with its terms, and to make the transfers and assignments provided for herein.

(d)
No portion of the Product contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete or damage Licensee's Product, the Product or any user's computer system.

(e)	Licensor has no contractual commitment that may prevent or interfere with the performance of Licensor's obligations under this Agreement.

(f)
Licensor's development work anticipated to be performed pursuant to this Agreement will be original, Licensor (through its employees, officers and agents) will be the sole author thereof, and Licensor will not assign or pledge any rights thereto, except as otherwise provided or permitted in this Agreement.

(g)	The Product and the development work performed and to be performed by Licensor pursuant to this Agreement will not contain any unlawful, libelous or defamatory matter.

(h)	To the best of Licensor's knowledge and belief, the Products do not infringe upon or violate the rights, including patent and copyright, of any other person or entity.

2.3	Licensee hereby represents, warrants and covenants to Licensor that:

(a)
Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as each is now being conducted.  The Licensee is duly qualified to do business and is in good standing in all jurisdictions in which the conduct of its business makes such qualification necessary.

(b)
The execution, delivery and performance of this Agreement is within the power and authority of Licensee and has been authorized by all necessary action, and requires no action by or in respect of, or filing with, any governmental authority.

(c)	Licensee has no contractual commitment which may prevent or interfere with the performance of Licensor’s obligations under this Agreement.

3	PAYMENTS

In exchange for the grant of the license and rights contemplated by this Agreement, Licensee shall pay to the Licensor payments pursuant to the terms of Section 1.1 and Section 1.2.

4	TERM AND TERMINATION.

4.1. TERM. The term of this Agreement shall commence on the Effective Date and shall continue unless  earlier terminated in accordance with the terms of this Article 4.

4.2 TERMINATION RIGHT. This Agreement may be terminated for any reason at any time by either party on 60 days’ prior notice to the other party.  On 30 days’ prior written notice to Licensee, Licensor has the right to terminate this Agreement if Licensee shall breach any of the terms or provisions of this Agreement and shall not correct or remedy such breach within 30 days of notice.  Licensor may also terminate this Agreement at any time if Licensee shall fail to remit any of the payments required under this Agreement

5	MISCELLANEOUS.

5.1. Restriction on Use of Confidential Information: (a) None of the parties hereto shall, during the term of this Agreement or at any time thereafter, communicate, divulge or use for the benefit of any other person, persons, partnership, association, corporation or entity any of another party’s confidential information, knowledge or know-how, A party hereto shall divulge such information only to such of its employees, financial advisors and legal representatives as must have access thereto in order to satisfy its obligations hereunder. All parties shall take all necessary precautions to ensure that their employees retain such information in confidence,

(b)            Any and all information, knowledge or know-how concerning the operation, products. services, procedures, policies, plans, strategies or customers of Licensor and/or Licensee shall be deemed confidential for purposes of this Agreement: provided. however, the parties shall not be required to treat any information as confidential information under this section if such information: (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the receiving party; (ii) was known by the receiving party at the time of disclosure or becomes known to it from a part other than tile disclosing party who has the apparent right to disclose such information to the receiving party’s knowledge after due injury; (iii) is independently developed by the receiving party without reliance on the disclosed confidential information: (iv) is approved for disclosure by the disclosing party with the disclosing party’s prior written consent; or (v) is disclosed by the receiving party pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the receiving party informs the disclosing party promptly after receiving notice of its obligation to make such disclosure. and takes reasonable steps to limit the scope

5.2 INDEMNIFICATION. The Licensee agrees to indemnify Licensor forthwith on demand and hold Licensor harmless against any and all expenses, damages and losses of any kind (including reasonable legal fees and costs) incurred by Licensor in connection with any claims, actual or threatened, of any kind (including, without limitation, breach of contract, any claim of trademark or copyright infringement, libel, defamation, breach of confidentiality, false or misleading advertising or sates practices) arising from the advertisement and/or any material of the Advertiser to which users  are subjected too and any other contract entered into for the purchase of the advertised goods or services,

5.3 GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, County of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

5.4. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the parties and their successors, legal representatives, heirs and permitted assigns. This Agreement is assignable by the Licensor.  Except as permitted by this Agreement, the Licensee may not assign or transfer any of its rights or obligations hereunder without the prior consent of the Licensor, which consent shall not be unreasonably withheld or delayed.

5.5. ENTIRE AGREEMENT. This Agreement and its exhibits constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior oral and written understandings, discussions and agreements regarding such subject matter. This Agreement may not be amended, modified or cancelled except by a written instrument executed by the parties.

5.6. NOTICES. Any notices or other communications required or permitted to be given or delivered under this Agreement shall, unless otherwise permitted, be in writing and shall be delivered personally, by courier service, by e-mail, by facsimile machine (with confirmation in writing to the addresses set forth below) or by registered or certified mail, return receipt requested, postage pre-paid, as follows:

If to Licensor:
OmniReliant Holdings, Inc.
14375 Myerlake Circle
Clearwater, FL 33760
Attn: Paul Morrison

If to Licensee:
Zurvita Holdings, Inc.
800 Gessner
Houston, TX 77024

or to such other address as a party may designate pursuant to this notice provision. Any notice given shall be deemed to have been received on the date on which it is delivered personally, by courier service or by facsimile, or, if mailed, on the fifth business day following the mailing thereof.

5.8. SEVERABILITY. Should any provision hereof for any reason be declared invalid or unenforceable by final and unappealable order of any court of competent jurisdiction, the remaining portions of this Agreement shall remain in full force and effect. The waiver of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.

5.9. COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

5.10. HEADINGS. The headings herein have been provided for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LICENSOR

OmniReliant Holdings, Inc.

By:
Name: Paul Morrison
Title: Chief Executive Officer

LICENSEE

Zurvita Holdings, Inc.

By:
Name: Jay Shafer
Title: Co-Chief Executive Officer